                                                                      EXHIBIT 10


                            STOCK PURCHASE AGREEMENT

                                      Among

                             MR. JOHN S. CARTER, JR.
                             MRS. LETITIA M. CARTER
                          ELECTRON FUSION DEVICES, INC.
                       TRUST 1988 FBO JOHN S. CARTER, III
                        TRUST 1988 FBO KATHERINE MARTINEZ
                           TRUST 1988 FBO PAMELA ROWE
                         TRUST 1988 FBO ELISABETH CARTER
                         TRUST 1991 FBO JOHN CARTER III
                        TRUST 1991 FBO KATHERINE MARTINEZ
                           TRUST 1991 FBO PAMELA ROWE
                         TRUST 1991 FBO ELISABETH CARTER
                          TRUST 1991 FBO JULIA MARTINEZ
                        TRUST 1991 FBO MARGARET MARTINEZ
                         TRUST 1994 JOHN CARTER, GRANTOR
                       TRUST 1994 LETITIA CARTER, GRANTOR
                     TRUST 1996 KATHERINE MARTINEZ, GRANTOR
                         TRUST 1996 PAMELA ROWE, GRANTOR
                       TRUST 1996 JOHN CARTER III, GRANTOR
                      TRUST 1996 ELISABETH CARTER, GRANTOR
                       TRUST 1996 LETITIA CARTER, GRANTOR

                                       And

                               NORDSON CORPORATION


                            Dated September 21, 2000

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
1.       Sale and Purchase of EFD Shares; Purchase Price                 5

2.       Payment of Purchase Price                                       5
(a)      At Effective Time                                               5
(b)      Following Delivery of Preliminary Effective Time Statement      2
(c)      Upon Final Settlement of Any Adjustment in Purchase Price       2
(d)      Nine (9) and Eighteen (18) Months After Effective Time          6

3.       Adjustment in Purchase Price                                    6
(a)      Preparation of Effective Time Statement                         6
(b)      Dispute Resolution                                              4
(c)      Adjustment.                                                     4

4.       Ownership of the EFD Shares                                     5

5.       General Representations and Warranties by the Shareholders      5
(a)      Organization; Corporate Power; No Subsidiaries; Directors
         and Officers                                                    5
(b)      No Conflict                                                     5
(c)      Capitalization                                                  6
(d)      Financial Statements of the EFD Entities; No Undisclosed
         Liabilities                                                     6
(e)      Real Estate.                                                    6
(f)      Inventory of the EFD Entities                                   8
(g)      Accounts Receivable                                             8
(h)      Actions in Ordinary Course of Business; No Material
         Adverse Change                                                  9
(i)      Title to Property                                               9
(j)      No Litigation or Claims; No Governmental Investigation         10
(k)      Product Warranties                                             10
(l)      Contracts, Leases, and Licenses                                10
(m)      Intellectual Property                                          11
(n)      Employee Benefits; No Union                                    12
(o)      Compliance with Laws                                           13
(p)      Taxes                                                          13
(q)      No Government Grant                                            14
(r)      Corporate and Other Proceedings                                14
(s)      Computer Software and Databases                                14
(t)      No Finder's Fee or Brokerage Commission                        14
(u)      No other Representations or Warranties                         14

6.       Representations and Warranties by Nordson                      14
(a)      Organization; Standing; Corporate Power                        14
(b)      Authority                                                      14
(c)      No Conflict                                                    15
(d)      Financing                                                      16
(e)      No Finder's Fee or Brokerage Commission                        16

7.       Covenants                                                      16
(a)      By the Shareholders                                            16
(b)      By Both Parties                                                17
(c)      No Shop                                                        17
(d)      Employment Agreements; Carter Consulting Agreement             17
(e)      Section 338(h)(10) Election                                    17
(f)      Excluded Assets                                                18
(g)      Environmental Matters                                          19
(h)      Nordson's Covenants                                            19

8.       Nordson's Conditions to Closing                                20
(a)      Performance of Obligations                                     21
(b)      Representations and Warranties Are True                        21
(c)      HSR Act                                                        21
(d)      Consents and Approvals                                         21
(e)      Employment Agreements; Carter Consulting Agreement;
         Employee Agreements                                            21
(f)      Environmental Insurance                                        21
(g)      Releases from Phantom Stock Holders                            21

9.       The Shareholders' Conditions to Closing                        21
(a)      Performance of Obligations                                     21
(b)      Representations and Warranties Are True                        21
(c)      Employment Agreements; Carter Consulting Agreement             22
(d)      HSR Act                                                        22
(e)      Environmental Insurance                                        22
(f)      Releases from Phantom Stock Holders                            22

10.      Closing; Effective Time                                        22

11.      Covenant Not to Compete                                        23

12.      Survival of Representations, Warranties, and Covenants         23

13.      Indemnification                                                24

(a)      Indemnification by the Shareholders                            24
(b)      Indemnification by Nordson                                     24
(c)      Deductible                                                     24
(d)      Cap                                                            25
(e)      Insurance                                                      25
(f)      Right to Set-Off                                               25
(g)      Recovery from Trusts                                           25
(h)      Notice of Third-Party Claims                                   26
(i)      Sole and Exclusive Remedy                                      26

14.      Miscellaneous                                                  27
(a)      Expenses                                                       27
(b)      Best Knowledge of the EFD Parties                              27
(c)      Entire Agreement                                               27
(d)      Waiver                                                         27
(e)      Governing Law; Dispute Resolution; Appointment of
         Shareholder Representative                                     27
(f)      Notices                                                        28
(g)      Confidentiality                                                29
(h)      Notices to Third Parties and Publicity                         29
(i)      Assignment                                                     29
(j)      Table of Contents; Preamble; Headings                          29

INDEX OF DEFINITIONS                                                    34

LIST OF EXHIBITS                                                        34

LIST OF SCHEDULES                                                       34

                            STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT, dated September 21, 2000, is among MR. JOHN S. CARTER, JR., an individual ("Mr. Carter), MRS. LETITIA M. CARTER, an individual ("Mrs. Carter"), ELECTRON FUSION DEVICES, INC., a Rhode Island corporation doing business as EFD, Inc. ("EFD"), TRUST 1988 FBO JOHN S. CARTER, III, TRUST 1988 FBO KATHERINE MARTINEZ, TRUST 1988 FBO PAMELA ROWE, TRUST 1988 FBO ELISABETH CARTER, TRUST 1991 FBO JOHN CARTER III, TRUST 1991 FBO KATHERINE MARTINEZ, TRUST 1991 FBO PAMELA ROWE, TRUST 1991 FBO ELISABETH CARTER, TRUST 1991 FBO JULIA MARTINEZ, TRUST 1991 FBO MARGARET MARTINEZ, TRUST 1994 JOHN CARTER, GRANTOR, TRUST 1994 LETITIA CARTER, GRANTOR, TRUST 1996 KATHERINE MARTINEZ, GRANTOR, TRUST 1996 PAMELA ROWE, GRANTOR, TRUST 1996 JOHN CARTER III, GRANTOR, TRUST 1996 ELISABETH CARTER, GRANTOR, TRUST 1996 LETITIA CARTER, GRANTOR (each a "Trust" and collectively, the "Trusts"), and NORDSON CORPORATION, a corporation organized under the laws of the State of Ohio ("Nordson").

                  Mr. Carter, Mrs. Carter, EFD, and the Trusts (together, the "Shareholders") collectively own all of the outstanding shares (the "EFD Shares") of EFD, Dosage 2000, S.A.R.L., a France limited liability company ("Dosage"), and EFD International, Inc., a Rhode Island corporation ("EFDI" and, together with EFD and Dosage, the "EFD Entities"). The number of EFD Shares owned by each Shareholder in each of the EFD Entities is set forth in Schedule 5(c) - Capitalization. This Agreement provides for the purchase by Nordson (and, in the case of a portion of the shares of Dosage, if necessary under French law, a wholly owned subsidiary designated by Nordson) from the Shareholders of all of the EFD Shares.

                           FOR GOOD AND VALUABLE CONSIDERATION, Nordson and the
Shareholders agree as follows:

         1. Sale and Purchase of EFD Shares; Purchase Price. At the Effective Time (as defined in Section 10), the Shareholders will transfer to Nordson (and, in the case of a portion of the shares of Dosage, if necessary under French law, a wholly owned subsidiary designated by Nordson) all of the outstanding EFD Shares, free and clear of any lien, pledge, charge, equity, encumbrance, or claim. In consideration for the EFD Shares, Nordson will pay to the Shareholders cash in the amount of Two Hundred Eighty Million Dollars ($280,000,000.00), subject to adjustment as provided in Section 3, less the amount paid by Nordson to EFD for payment to the holders of Phantom Stock pursuant to Section 7(h)(v) (the net amount being referred to as the "Shareholders' Portion").

                  The Shareholders' Portion will be allocated among the Shareholders as set forth in Exhibit 1 - Purchase Price Allocation.

         2. Payment of Purchase Price. Nordson will pay the purchase price to the Shareholders as follows:

                    (a) At Effective Time. At the Effective Time, Nordson will pay to the Shareholders the sum of Two Hundred Sixty Seven Million Five Hundred Thousand Dollars ($267,500,000.00) less the amount paid by Nordson to EFD for payment to the holders of Phantom Stock.

                    (b) Following Delivery of Preliminary Effective Time Statement. When Nordson delivers the Preliminary Effective Time Statement to the Shareholders pursuant to Section 3(a), Nordson will pay to the Shareholders the sum of (i) Two Million Five Hundred Thousand Dollars ($2,500,000.00) minus any estimated decrease, or plus any estimated increase, in the purchase price based on the Effective Time Tangible Net Equity shown in the Preliminary Effective Time Statement (the "Initial Purchase Price Adjustment Payment"), plus (ii) interest on the Initial Purchase Price Adjustment Payment from the Effective Time to the date of payment at the United States Dollar three-month LIBOR rate plus 0.375% based on the British Bankers Association (BBA) fixing at 11:00 a.m. London time (Reuters reference page LIBOR01) (the "Agreed Upon Interest Rate").

                    (c) Upon Final Settlement of Any Adjustment in Purchase Price. Immediately after the Shareholders accept or are deemed to have accepted the Preliminary Effective Time Statement or promptly after resolution of any dispute, as the case may be, in each case pursuant to Section 3(b), Nordson will pay to the Shareholders the sum of (i) Two Million Five Hundred Thousand Dollars ($2,500,000.00), minus any Initial Purchase Price Adjustment Payment, minus any decrease or plus any increase in the purchase price based on the Effective Time Tangible Net Equity shown in the Effective Time Statement, plus (ii) interest on the net amount from the Effective Time to the date of payment at the Agreed Upon Interest Rate. If, however, the amount of any decrease in the purchase price based on the Effective Time Tangible Net Equity shown in the Effective Time Statement is greater than Two Million Five Hundred Thousand Dollars ($2,500,000.00), the Shareholders will make up the shortfall by paying to Nordson the amount of the shortfall plus interest from the Effective Time to the date of payment at the Agreed Upon Interest Rate.

                    (d) Nine (19) and Eighteen (18) Months After Effective Time. Nine (9) months after the Effective Time, Nordson will pay to the Shareholders the sum of Five Million Dollars ($5,000,000.00), minus any set-off as provided in Section 13(f), plus interest on the net amount from the Effective Time to the date of payment at the Agreed Upon Interest Rate. Eighteen (18) months after the Effective Time, Nordson will pay to the Shareholders another Five Million Dollars ($5,000,000.00), minus any set-off as provided in Section 13(f), plus interest on the net amount from the Effective Time to the date of payment at the Agreed Upon Interest Rate. Nordson will notify the Shareholders of any such set-off and, in the event of a dispute, will deposit the disputed amount in escrow as provided in Section 13(f).

         3. Adjustment in Purchase Price. The purchase price will be adjusted as follows:

                    (a) Preparation of Effective Time Statement. Within sixty
(60) days after the Effective Time, Nordson will prepare and deliver to the Shareholders a statement (the "Preliminary Effective Time Statement") showing the combined tangible assets and the liabilities of the EFD Entities immediately after the Effective Time, as well as the amount of any increase or decrease in the purchase price proposed by Nordson. The Preliminary Effective Time Statement will be prepared in accordance with generally accepted accounting principles ("GAAP"), and, to the extent permitted by GAAP, will be prepared on a basis consistent with the audited combined balance sheet of the EFD Entities as of December 31, 1999 attached as part of Schedule 5(d) - Financial Statements (the "December 31, 1999 Balance Sheet"). In preparing the Preliminary Effective Time Statement, (i) intercompany accounts between any EFD Entities and the liability associated with payments to the holders of Phantom Stock will be excluded and
(ii) the one-half of the premium for the Environmental Insurance will be included as an expense accrual and no prepaid expense or other asset will be included with respect to the Environmental Insurance. In addition, the tangible assets to be shown in the Preliminary Effective Time Statement will not include the assets listed in Exhibit 3(a)(i) - Excluded Assets (the "Excluded Assets").

                    (b) Dispute Resolution. The Shareholders will have a period of sixty (60) days after delivery of the Preliminary Effective Time Statement to notify Nordson of any amount or item in the Preliminary Effective Time Statement that he, she, or it disputes. Nordson agrees to make available to the Shareholders, promptly at their request, all workpapers, schedules and calculations related thereto. If the Shareholders fail to notify Nordson of a dispute within the applicable sixty (60) day period, the Shareholders will be deemed to have accepted the Preliminary Effective Time Statement as delivered by Nordson. If the Shareholders notify Nordson of a dispute within the applicable sixty (60) day period, Nordson and the Shareholders will endeavor in good faith to resolve the dispute on an amicable basis. If Nordson and the Shareholders are unable to resolve any such dispute within thirty (30) days after the Shareholders notify Nordson of the dispute, either party may refer the dispute for resolution to the office of PricewaterhouseCoopers LLP, an independent accounting firm, in Providence, Rhode Island. Any determination by the independent accounting firm, in the absence of manifest error, will be conclusive and binding on the parties, without any right of appeal therefrom, and will be specifically enforceable by the parties. Each of the parties hereto will bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the accounting firm will be borne by the parties so that the Shareholders' share of such fees and expenses equals the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses and (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Shareholders (as determined by the accounting firm), and the denominator of which is the total value in dispute, and Nordson will bear the balance of such fees and expenses. (The Preliminary Effective Time Statement, as accepted by the Shareholders or adjusted to reflect the resolution of any dispute, is hereinafter referred to as the "Effective Time Statement.")

                    (c) Adjustment. If the Effective Time Tangible Net Equity is less than the Peg Amount, the amount of the purchase price to be paid by Nordson to the Shareholders will be decreased by the amount by which the Peg Amount exceeds the Effective Time Tangible Net Equity. If the Effective Time Tangible Net Equity is more than the Peg Amount plus Five Hundred Thousand Dollars ($500,000.00), the amount of the purchase price to be paid by Nordson to the Shareholders will be increased by the amount by which the Effective Time Tangible Net Equity exceeds the Peg Amount plus Five Hundred Thousand Dollars ($500,000.00). If the Effective Time Tangible Net Equity equals or exceeds the Peg Amount, but does not exceed the Peg Amount by more than Five Hundred Thousand Dollars ($500,000.00), the amount of the purchase price to be paid by Nordson to the Shareholders will not be adjusted. For this purpose, "Effective Time Tangible Net Equity" means the excess of (i) the book value of the tangible assets of the EFD Entities as of the Effective Time, as shown in the Effective Time Statement, over (ii) the book value of the liabilities of the EFD Entities as of the Effective Time, as shown in the Effective Time Statement. "Peg Amount" means Seventeen Million Dollars ($17,000,000.00); except that, if it is determined (using the dispute resolution mechanism of Section 3(b) if necessary) that a mistake was made in the December 31, 1999 Balance Sheet and that the amount of the tangible net equity of the EFD Entities (after elimination of the Excluded Assets) as of December 31, 1999, determined in accordance with GAAP is actually greater than the tangible net equity (after elimination of the Excluded Assets) shown in the December 31, 1999 Balance Sheet, then the "Peg Amount" will be Seventeen Million Dollars ($17,000,000.00) plus the amount by which the tangible net equity of the EFD Entities (after elimination of the Excluded Assets) as of December 31, 1999, exceeds the tangible net equity (after elimination of the Excluded Assets) shown in the December 31, 1999 Balance Sheet.

         4. Ownership of the EFD Shares. Mr. Carter and Mrs. Carter jointly and severally represent and warrant to Nordson that they own beneficially and of record the number of EFD Shares set forth opposite their names in Schedule5(c) - Capitalization, and that they have the right to transfer to Nordson beneficial and record ownership of those EFD Shares, free and clear of any lien, pledge, charge, equity, encumbrance, or claim. The Trusts, jointly and severally represent and warrant to Nordson that the Trusts own beneficially and of record the number of EFD Shares set forth opposite the name of each Trust in Schedule5(c) - Capitalization, and that each of them has the right to transfer to Nordson beneficial and record ownership of those EFD Shares, free and clear of any lien, pledge, charge, equity, encumbrance, or claim. The Shareholders, jointly and severally represent and warrant to Nordson that the EFD Shares owned by the Shareholders constitute all of the outstanding EFD Shares.

         5. General Representations and Warranties by the Shareholders. The Shareholders further jointly and severally represent and warrant to Nordson as follows:

                    (a) Organization; Corporate Power; No Subsidiaries; Directors and Officers. Each EFD Entity is an entity duly organized under the laws of the state, province and/or country set forth opposite its name on
Schedule 5(a) - Organization; Directors and Officers, and each EFD Entity has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. Schedule 5(a) sets forth each state or jurisdiction in which each EFD Entity maintains an office, has employees, or owns or leases property and sets forth each state or jurisdiction where each EFD Entity is qualified to do business as a foreign entity. Except as set forth in Schedule 5(a), no EFD Entity is required to be qualified to do business as a foreign entity in any other jurisdiction except those jurisdictions where the failure to be so qualified would not result in a Material Adverse Change (as hereinafter defined) and each EFD Entity is in good standing in each foreign jurisdiction in which it is so qualified. Except as set forth in Schedule 5(a), no EFD Entity is a successor to any other corporation, limited liability company, partnership or other entity. Except as set forth on
Schedule 5(a), no EFD Entity owns any capital stock of, or other equity interest in, any corporation, limited liability company, partnership, or other entity. The directors and officers of each EFD Entity are set forth in Schedule 5(a).

                    (b) No Conflict. Except as set forth in Schedule 5(b) - Conflicts, neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated by this Agreement, will (i) violate, conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any agreement or commitment (including any agreement or commitment made in connection with a proposed sale or other disposition of any of the EFD Entities to any person or organization other than Nordson, whether through a sale of assets or stock, a merger, or other business combination) to which any of the Shareholders or any of the EFD Entities (collectively, the "EFD Parties") is a party or by which any of them may be bound, (ii) violate any law, rule, or regulation, or any judgment, decree, or order, of any court or other governmental body, applicable to any of the EFD Parties, (iii) result in any Encumbrance (as defined in Section 5(i)) upon the EFD Shares or any of the assets of the EFD Entities, or (iv) violate or be in conflict with any provision of the organizational or governance documents of any EFD Entity.

                    (c) Capitalization. Schedule 5(c) - Capitalization sets forth for each EFD Entity (i) the authorized capital stock and (ii) the number of shares of capital stock outstanding. Except as set forth in Schedule 5(c), no EFD Entity has any other equity security of any class authorized, issued, reserved for issue or outstanding. Except as set forth on Schedule 5(c), there are (A) no outstanding options, offers, warrants, conversion rights, contracts, agreements or other rights to subscribe for or to purchase from any EFD Entity, or agreements obligating any EFD Entity to issue, transfer or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of any EFD Entity (whether debt, equity or a combination of debt and equity) or obligating any EFD Entity to grant, extend or enter into any such agreement and (B) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require any EFD Entity to repurchase any of its capital stock. There are no preemptive or similar rights with respect to any EFD Entity's capital stock. Except as set forth in Schedule 5(c), no EFD Party is a party to any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of any EFD Entity, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of any EFD Entity.

                    (d) Financial Statements of the EFD Entities; No Undisclosed Liabilities. Attached to this Agreement as Schedule 5(d) - Financial Statements are the following financial statements of the EFD Entities (collectively, the "Financial Statements"): (i) audited combined balance sheets of the EFD Entities as of December 31, 1999, 1998, and 1997, (ii) audited combined income statements of the EFD Entities for the years ended December 31, 1999, 1998, and 1997, (iii) unaudited balance sheets of each EFD Entity as of July 31, 2000 (the "July 31, 2000 Balance Sheets"), and (iv) unaudited income statements of each EFD Entity for the seven months ended July 31, 2000. These Financial Statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of the July 31, 2000 financial statements, to normal year-end adjustments that are not material in amount and the absence of footnotes. The balance sheets included in these Financial Statements fairly present in all material respects the financial position of each EFD Entity as of their respective dates, and the income statements fairly present in all material respects the results of operations of each EFD Entity for the periods indicated. No EFD Entity has any liabilities or loss contingencies required to be disclosed in the Financial Statements (including footnote disclosure) in accordance with GAAP, except for liabilities shown in the July 31, 2000 Balance Sheets and current liabilities, not unusual in nature or amount, incurred by any EFD Entity in the ordinary course of business since July 31, 2000. At the Effective Time, no EFD Entity will have any such liabilities or loss contingencies except for liabilities to be shown in the Effective Time Statement.

                    (e) Real Estate.

                  (i) Except Permitted Encumbrances, each EFD Entity has good and valid title to the real property identified as owned by it on Schedule 5(e)(i) - Owned Real Estate (the "Owned Real Property"). No EFD Entity has agreed to purchase, nor is it obligated to purchase, from a third party any other real property. As of the Effective Time, the Owned Real Property will be free and clear of all Encumbrances other than Permitted Encumbrances (each as defined in Section 5(i)). The Owned Real Property represents all of the real property owned by the EFD Entities.

                  (ii) Each EFD Entity is a tenant under leases (individually, a "Lease," and, collectively, the "Leases") as identified on Schedule 5(e)(ii) - Leases, which Leases pertain to the real property described on Schedule 5(e)(ii) (the "Leased Real Property"). No EFD Entity leases any other real property. Each EFD Entity has previously delivered or made available to Nordson a true and complete copy of each Lease, and any other agreements related thereto, and, except to the extent reflected in such other agreements or as otherwise approved in writing by Nordson, the Leases have not been supplemented, modified or terminated, and no condition exists with respect to the Leases that, with the passage of time or giving of notice, or both, would constitute a default by any EFD Entity under the Leases. Except as set forth on Schedule 5(e)(ii), no EFD Entity is required to obtain any third party consents required under the Leases for the EFD Entity to consummate the transactions contemplated herein. The Owned Real Property and Leased Real Property are hereinafter collectively referred to as the "Real Property."

                  (iii) Except as set forth on Schedule 5(e)(iii) - Exclusive Possession of Owned Real Property, the EFD Entities are in exclusive possession of the Owned Real Property. None of the material structures on the Owned Real Property encroaches upon real property of another person or entity, and no structure of any other person or entity encroaches upon any of the Owned Real Property. To the best knowledge of the EFD Parties, the buildings and other structures and improvements located on the Owned Real Property are not subject to any material structural defects, and the Shareholders have delivered to Nordson a written report from a structural engineer to this effect with respect to the Owned Real Property located in Rhode Island. Except as set forth on
Schedule 5(e)(iii), there are no adverse or other parties in possession of the Owned Real Property or any portion or portions thereof, and the Owned Real Property is free and clear of any and all leases, licenses, occupants, or tenants other than the EFD Entities. There are no pending or, to the best knowledge of the EFD Parties, threatened actions by any governmental entity, or similar proceedings, or litigation or other proceedings affecting the Owned Real Property or any portion or portions thereof. All water, sewer, gas, electric, telephone, drainage, and other utility equipment, facilities, and services required by law or necessary for the operation of the Owned Real Property as presently operated are installed and connected pursuant to valid permits, and no notice has been received by or served on the EFD Parties regarding the termination or material impairment of any such service. All easements necessary for normal operations on the Owned Real Property as presently conducted exist and are in full force and effect.

                  (iv) The Owned Real Property is contiguous to and has direct vehicular and pedestrian access to public roads or otherwise has direct vehicular and pedestrian access to public roads by perpetual, appurtenant and insurable easements, providing access to such roads for entry to and exit from all plants, buildings and structures thereon, and further has access to all appropriate public utilities, in each case to the extent necessary for the conduct of the business of the EFD Entities as presently conducted.

                  (v) The business of the EFD Entities as presently conducted is an allowable use of the Owned Real Property under all current zoning requirements, including, without limitation, those pertaining to parking. The Owned Real Property currently satisfies in all material respects all fire, safety, and building code requirements. The EFD Entities have all occupancy permits required for their current operations, and no new permits and no building inspections will be required or result from the transactions contemplated by this Agreement. To the best knowledge of the EFD Parties, there are neither any (i) applications, ordinances, petitions, resolutions or other matters pending before any governmental authority having jurisdiction to act on zoning changes that would prohibit or make nonconforming the use of any of the Owned Real Property as presently conducted nor (ii) any pending or threatened compulsory purchase or demolition proceedings relating to the Owned Real Property, or proposed sale in lieu thereof.

                    (f) Inventory of the EFD Entities. The value of all inventory, including parts inventory, work in process, subassembly inventory, and finished goods to be shown in the Effective Time Statement that is slow moving (held for two years or more), excessive, or obsolete will be written down to the lower of cost or net realizable market value in accordance with GAAP. All of the inventory to be shown in the Effective Time Statement that is not written down to the lower of cost or net realizable market value will be in generally good and merchantable condition and usable or saleable in the ordinary course of business consistent with past practices. Each EFD Entity has good title to all of its inventory, free and clear of any Encumbrances other than Permitted Encumbrances. The inventory is of a quality, quantity, and mix for such items consistent with the prior business practices of each EFD Entity.

                    (g) Accounts Receivable. All of the accounts receivable shown in the July 31, 2000 Balance Sheets, including trade receivables, represent valid claims for goods sold or services rendered by the respective EFD Entity (and all such accounts receivable to be shown in the Effective Time Statement will represent such valid claims). The aggregate amount of the accounts receivable, minus the sum of (i) the allowance for bad debts that is shown in the Effective Time Statement and (ii) the amount of any recovery on previously written off accounts receivable, will be collected within six months after the Effective Time. If and to the extent that Nordson recovers indemnification from the Shareholders for a failure to collect any such accounts receivable, Nordson will cause the appropriate EFD Entity to assign the uncollected accounts receivable, together with all previously written off accounts receivable, to the appropriate Shareholders. If more than one invoice is outstanding for any customer, any payment received from the customer will be first applied against the oldest invoice, unless the payment clearly relates to a more recent invoice. A receivable shall be deemed uncollected only to the extent it is a bad debt, i.e. relates to an obligation on the part of the customer to pay for products accepted and retained by the customer. A bad debt will not arise by operation of a "credit memo" issued by an EFD Entity for the benefit of a customer in the ordinary course, consistent with its past practice.

                    (h) Actions in Ordinary Course of Business; No Material Adverse Change. Except as set forth on Schedule 5(h) - Certain Changes or otherwise authorized by this Agreement, since July 31, 2000, each EFD Entity has:

                  (i) Operated its business in the ordinary course as previously and ordinarily conducted and has not incurred any debt or liability, or entered into any contract, except in the ordinary course.

                  (ii) Used all reasonable efforts to maintain its relationships with employees, distributors, sales representatives, customers, suppliers, and others with whom it has business relations.

                  (iii) Not declared, paid, or agreed to declare or pay any dividend.

                  (iv) Not redeemed or agreed to redeem any EFD Shares or other equity interests in any EFD Entity.

                  (v) Not issued or agreed to issue any EFD Shares or other equity interests in any EFD Entity or any options, warrants, convertible securities, or other rights to acquire EFD Shares or other equity interests in any EFD Entity.

                  (vi) Paid trade creditors in accordance with its normal credit terms and collected from account debtors in accordance with its normal collection practices.

                  (vii) Not increased the compensation or benefits (including any severance or change in control benefits) of any directors, officers, or employees, other than normal merit increases for employees who are not directors or officers that are consistent in nature and amount with past practices.

                  (viii) Not entered into or amended any agreement between an EFD Entity, on the one hand, and any of the Shareholders or any person or organization related to them, on the other.

Since July 31, 2000, there has not been any material adverse change in the financial condition, results of operations or business of the EFD Entities, taken as a whole (a "Material Adverse Change").

                  (i) Title to Property. Except for equipment subject to financing leases or as described in Schedule 5(i) - Title Matters, each EFD Entity has good and marketable title to all of its assets, including the assets reflected in the July 31, 2000 Balance Sheets (except for inventory sold and accounts receivable collected since July 31, 2000 in the ordinary course of business), free and clear of any charge, equity, security interest, lien, pledge, mortgage, restriction, option, or claim ("Encumbrance"), other than Permitted Encumbrances. At the Effective Time, each EFD Entity will have good and marketable title to all of its assets, including the assets reflected in the Effective Time Statement, free and clear of any Encumbrance, other than Permitted Encumbrances. Schedule 5(i) identifies any binders of title insurance, title insurance policies, or title opinions or reports that are in the possession of any of the EFD Parties and relate to any of the assets owned by the EFD Entities; the Shareholders have previously delivered or made available to Nordson copies of all such binders, policies, and opinions. Except for the Excluded Assets and as set forth on Schedule 5(i), neither the Shareholders or any person or organization related to them owns any of the assets or rights that are used in or useful to the business of any EFD Entity. The assets owned by the EFD Entities, together with assets held under any valid and subsisting licenses or leases, comprise all assets necessary for the continuation of the respective businesses of the EFD Entities as now carried on. "Permitted Encumbrances" means
(a) Encumbrances for taxes due but not yet payable as of the applicable date,
(b) Encumbrances arising by operation of law in the ordinary course of business, such as mechanics' liens, materialmen's liens, carriers' liens, warehouseman's liens, and similar liens, none of which are substantial in character, amount or extent and none of which materially detract from the value or materially interfere with the present use of the asset to which such Encumbrance attaches,
(c) Encumbrances reflected on the July 31, 2000 Balance Sheets or incurred in the ordinary course of business since that date and reflected in the Effective Time Statement, (d) matters of title respecting the Owned Real Property listed as exceptions on those title insurance policies set forth on Schedule 5(i), (e) pledges or deposits under workers' compensation or similar laws, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, bonds, bids, leases, contracts and similar obligations, (f) all rights reserved to or vested in any governmental authority to control or regulate any Real Property or interest therein, and (h) with respect to the Leased Real Property, Encumbrances arising pursuant to the terms of the applicable Lease. Subject to the limitations in Sections 12, 13(c), 13(d), 13(e) and 13(g), the Shareholders will jointly and severally indemnify Nordson against any Losses (as defined in Section 13(a)) incurred by Nordson or any EFD Entity as a result of any Permitted Encumbrances that represent liabilities, whether fixed or contingent, of any

EFD Entity as of the Effective Time that are not reflected in the Effective Time Statement.

                    (j) No Litigation or Claims; No Governmental Investigation.
Schedule 5(j) - Litigation describes all pending and, to the best knowledge of the EFD Parties, threatened actions, suits, claims (including products liability claims but excluding warranty claims in the ordinary course of EFD's business) or proceedings against any EFD Entity or any Shareholder in relation to any EFD Entity, any of its assets, or the EFD Shares and, to the best knowledge of the EFD Parties, there exist no facts or circumstances which reasonably could be anticipated to result in any such action, suit, claim or proceeding. To the best knowledge of the EFD Parties, no EFD Entity is the subject of any investigation or inquiry by any governmental authority. No third party has asserted, and to the best knowledge of the EFD Parties, no third party has a valid basis upon which to assert, any claim against any EFD Entity that, individually or in the aggregate, will result in, or would reasonably be expected to result in, a Material Adverse Change.

                    (k) Product Warranties. The standard warranty given by each EFD Entity for products manufactured or sold by it is set forth in Schedule 5(k)
- Product Warranties. Schedule 5(k) also describes any warranty given by any EFD Entity that varies in any material respect from the standard warranty. The Effective Time Statement will include a reserve for product liabilities and warranty claims; the amount of the reserve will be determined in accordance with GAAP.

                    (l) Contracts, Leases, and Licenses. Schedule 5(l) - Contract List identifies and describes the subject matter of each of the following:

                  (i) Any contract with a customer or supplier that provides for the purchase or sale of more than Fifty Thousand Dollars ($50,000) in goods or services in any twelve (12) month period.

                  (ii) Any contract with a sales representative, sales agent, or distributor.

                  (iii) Any contract that limits an EFD Entity's right to compete, or to sell or distribute products, in any territory.

                  (iv) Any lease for real property.

                  (v) Any personal property lease with annual rentals in excess of Fifty Thousand Dollars ($50,000).

                  (vi) Any partnership or joint venture contract.

                  (vii) Any contract between an EFD Entity, on the one hand, and any of the Shareholders or any person or organization related to them, on the other, and any guaranty or other security given by an EFD Entity for any obligation of any of the Shareholders or any such related person or organization.

                  (viii) Any contract governing or securing indebtedness for borrowed money, bank overdrafts, or letters of credit.

                  (ix) Any proposal, offer, letter of intent, agreement in principal, agreement to negotiate, or other commitment by any of the Shareholders or any EFD Entity relating to a potential sale or other disposition of an EFD Entity, whether through a sale of assets or stock, a merger, or other business combination.

                  (x) Any contract or agreement that was not negotiated at "arm's length".

                  (xi) Any contract or agreement that contains change-in-control provisions.

Except as described on Schedule 5(l), neither the execution and delivery of this Agreement, nor the performance by the Shareholders of their obligations under this Agreement, will result in the breach of, or give rise to a right of termination under, any of these contracts, leases, or licenses. Except as described on Schedule 5(l), each of these contracts, leases, and licenses is valid and in full force and effect, each EFD Entity has performed all obligations required to be performed by it thereunder, and, to the best knowledge of the Shareholders, all of the other parties thereto have performed all obligations required to be performed by them thereunder. Except as stated on
Schedule 5(l), to the best knowledge of the EFD Parties, none of these contracts, leases, or licenses will be canceled before the end of its term.

                    (m) Intellectual Property.

                  (i) Schedule 5(m) - Intellectual Property identifies the following: all (A) Intellectual Property Rights (as defined in subsection (x) below) owned by the EFD Entities, (B) unexpired licenses or other agreements relating to Intellectual Property Rights owned in whole or in part by the EFD Entities that have been granted by any EFD Entity to any other person or organization, and (C) other licenses or agreements relating to Intellectual Property Rights to which any EFD Entity is a party or bound, together with a list of all Encumbrances affecting, and rights of third parties to use, such Intellectual Property Rights.

                  (ii) Schedule 5(m) also identifies the following: all (A) Intellectual Property Rights not owned by the EFD Entities that are used by an EFD Entity in its business, (B) Intellectual Property Rights that are owned by any of the Shareholders or any person or organization related to the them, that are used in or useful to the business of any EFD Entity, and (C) unexpired licenses or other agreements relating to Intellectual Property Rights not owned by the EFD Entities that have been granted to an EFD Entity by any other person or organization, including the Shareholders. Except as set forth in Schedule 5(m), each EFD Entity possesses a valid and subsisting license to use all Intellectual Property Rights not owned by that EFD Entity that are used by that EFD Entity in its business, and all such licenses are free and clear of all Encumbrances.

                  (iii) The Shareholders have delivered or made available to Nordson copies of all licenses or agreements referred to in Sections 5(m)(i) and 5(m)(ii), including any applicable supplements and amendments. Each of these licenses or agreements is valid and in full force and effect, each EFD Entity has performed all of its obligations under the licenses and agreements, and, to the best knowledge of the Shareholders, all of the other parties to the licenses and agreements have also performed all of their respective obligations.

                  (iv) Except as set forth in Schedule 5(m), each EFD Entity owns or has the right to use all of the Intellectual Property Rights used by it in its business. Such ownership and right to use is free and clear of all Encumbrances. As to the Intellectual Property Rights owned by any EFD Entity, that EFD Entity has the unrestricted right to license such Intellectual Property Rights to others.

                  (v) Each EFD Entity has taken all reasonable steps to safeguard and maintain the secrecy and confidentiality of, or its proprietary rights in, all of the Intellectual Property Rights owned or used by it. Except as set forth on Schedule 5(m), each EFD Entity has obtained confidentiality and invention assignment agreements in one of the two forms attached to Schedule 5(m) from all past and present employees involved in the creation or development of the Intellectual Property Rights owned or used by that EFD Entity.

                  (vi) Except for licenses and agreements listed in Schedule 5(m) as royalty bearing, there are no royalties, honoraria, fees, or other payments payable by any EFD Entity to any person or organization by reason of the ownership, use, license, sale, or disposition of any Intellectual Property Rights, other than maintenance and prosecution fees payable to governmental bodies.

                  (vii) No EFD Entity is infringing the right or claimed right of any other person or organization with respect to any Intellectual Property Rights. To the best knowledge of the EFD Parties, the use by the EFD Entities of the Intellectual Property Rights anticipated to derive from research and development projects being conducted by the EFD Entities will not infringe the right or claimed right of any other person or organization with respect to any Intellectual Property Rights. Except as set forth on Schedule 5(m), no EFD Entity has received notice of, any alleged or claimed infringement by any other person or organization with respect to any Intellectual Property Rights that relate to any product or process manufactured, used, sold, or under development by or for any EFD Entity in connection with or in any way relating to the business of any EFD Entity.

                  (viii) None of the Shareholders nor any independent contractors who have performed services for any EFD Entity has any right, title, or interest in the Intellectual Property Rights owned or used by any EFD Entity.

                  (ix) The execution, delivery, and performance of this Agreement, and the completion of the transactions contemplated by this Agreement, will not (A) breach, violate, or conflict with any agreement governing the Intellectual Property Rights owned or used by any EFD Entity, (B) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any license or other right to use Intellectual Property Rights that are used by any EFD Entity in its business, or (C) impair the right of any EFD Entity after the Effective Time to use, sell, license, or dispose of any of Intellectual Property Rights that are owned by any EFD Entity or used by any EFD Entity in its business.

                  (x) For purposes of this Agreement, the term "Intellectual Property Rights" means any and all intellectual property rights, including but not limited to patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, domain names, copyrights, copyright applications, publication rights, computer programs and other computer software (including source codes and object codes), inventions, know how, trade secrets, technology, proprietary processes, and formulae.

                    (n) Employee Benefits; No Union. Schedule 5(n) - Employee Benefits identifies and describes all incentive compensation, health and welfare, disability, life insurance, severance, retirement, pension, and other benefit plans and arrangements maintained by the EFD Entity for present or former employees of each EFD Entity or their dependents. Each such plan or arrangement is in substantial compliance with law and has been administered substantially in accordance with law and the provisions of the plan or arrangement. Except as set forth on Schedule 5(n), no EFD Entity is obligated to provide any retiree health or welfare benefits to any present or former employees or their dependents for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable federal or state law. Schedule 5(n) identifies and describes all employment, consulting, or severance agreements or arrangements (whether written or oral) to which each EFD Entity is a party. Schedule 5(n) also describes the way in which each EFD Entity funds, or insures against, workers' compensation liabilities. Except as set forth on Schedule 5(n), the sale and purchase of shares pursuant to this Agreement will not result in the vesting or acceleration of any benefits for present or former employees of any EFD Entity or their dependents. None of the employees of any EFD Entity is represented by a labor union, and, to the best knowledge of the EFD Parties, no effort is under way to bring any such employees into a union. Except as reflected in the Effective Time Statement, no EFD Entity has any liability, fixed or contingent, for employee benefits or other employment matters, including employee bonuses, management bonuses, pensions, workers' compensation, and all other benefits, other than liabilities fully accrued or reserved against in the July 31, 2000 Balance Sheets and current liabilities, ordinary in nature and amount, accrued since that date in the ordinary course of business. At the Effective Time, no EFD Entity will have any liability, fixed or contingent, for employee benefits or other employment matters, including employee bonuses, management bonuses, pensions, workers' compensation, all other benefits and accruals for vacation and sick pay, other than liabilities to be fully accrued or reserved against in the Effective Time Statement.

                    (o) Compliance with Laws. Each EFD Entity complies with all applicable laws, including but not limited to laws relating to employment practices, product safety, and safety in the work place. No EFD Entity has (and at the Effective Time will not have) any liability, fixed or contingent, for a violation of any laws applicable to it. This representation does not cover compliance with those laws that are the subject of the representations in Sections 5(a) (Organization), 5(e) (Real Estate), 5(n) (Employment Benefits) and 5(p) (Taxes) or laws relating to environmental protection or exposure to hazardous materials, which are covered by Section 7(g).

                    (p) Taxes. Each of EFD and EFDI has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), for at least ten years and will be an S corporation up to the Effective Time, but will not be a validly existing S corporation upon consummation of the purchase of the EFD Shares at the Closing. Each EFD Entity has filed all Tax returns and reports (including information returns and reports) ("Returns") required to be filed by it on or before the date of this Agreement and has paid or withheld all Taxes required to be paid or withheld with respect to Tax periods ending on or before the date of this Agreement. As of the time of filing, all such Returns correctly reflected the income (or other measure of Tax) and any other information required to be shown thereon. Except as set forth in Schedule 5(p) - Tax Matters, no agreements, waivers, or other arrangements with any governmental authority providing for an extension of time for filing any Returns or the assessment of any Tax or Tax deficiency is presently in effect, no Tax deficiency has been asserted by a governmental authority, and no actions, suits, proceedings, investigations, or claims are pending or, to the best knowledge of the EFD Parties, threatened against any EFD Entity with respect to any Tax or assessment. No EFD Entity has any liability for Taxes arising out of membership or participation in any consolidated, affiliated, combined, or unitary group. The last federal income tax Return of each EFD Entity audited by the Internal Revenue Service is as set forth in Schedule 5(p). Accruals for Taxes shown on the July 31, 2000 Balance Sheets are sufficient to cover all liabilities, fixed or contingent, of each EFD Entity for Taxes attributable to periods ending on or before July 31, 2000, including any liability arising out of the underpayment of Taxes for any of those periods, and, since July 31, 2000, no EFD Entity has incurred any liability for Taxes that is unusual in nature or amount. The Effective Time Statement will include accruals for Taxes that are sufficient to cover all liabilities, fixed or contingent, of each EFD Entity for Taxes attributable to periods ending on or before the Effective Time, including any liability arising out of the underpayment of Taxes for any of those periods. Any prepaid Taxes or other Tax assets included in the July 31, 2000 Balance Sheets were (and any prepaid Taxes or other Tax assets to be included in the Effective Time Statement will be) properly recorded and reflect value to the appropriate EFD Entity in the amount shown. All payments to the Shareholders have been properly characterized for Tax purposes, and no EFD Entity has liability for Taxes with respect to those payments. Except as set forth on Schedule 5(p), none of the EFD Entities have, in the past 10 years, (i) acquired any assets from another corporation in a transaction in which the EFD Entity's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary. For purposes of this Section 5(p), "Taxes" includes any federal, state, county, or local net income, profits, alternative or add-on minimum, gross receipts, capital, estate, excise, property, sales, use, import, ad valorem, transfer, franchise, license, social security, unemployment insurance, workers' compensation, withholding taxes, payroll, and employment, premiums, and other amounts payable to a governmental authority including costs, charges, interest, fines, penalties, and expenses incidental or relating to such taxes.

                    (q) No Government Grant. No EFD Entity has applied for or received any grant, subsidy, tax abatement, or allowance from any governmental authority for which it may be liable for a reduction, forfeiture, or repayment.

                    (r) Corporate and Other Proceedings. All of the corporate and other proceedings of each EFD Entity are (and at the Effective Time will be) proper and complete in all material respects and reflect (and at the Effective Time will reflect) transactions by each EFD Entity in a manner consistent in all material respects with law and the Tax Returns filed by each EFD Entity and the Shareholders.

                    (s) Computer Software and Databases. Schedule 5(s) - Computer Software and Databases identifies all material computer software and databases owned, licensed, leased, internally developed, or otherwise used in connection with the business of each

EFD Entity ("Computer Software and Databases"). Each EFD Entity owns, or has the right to use pursuant to valid and subsisting licenses or leases, all Computer Software and Databases and related documentation that are materially necessary to conduct its business as presently conducted. The Computer Software and Databases perform in all material respects in accordance with the documentation used in connection therewith, are free in all material respects of defects in programming and operation, and are fit in all material respects for the purposes for which they are used. The Computer Software and Databases and all computer hardware used by each EFD Entity process dates correctly, including century recognition, calculations that accommodate same century and multi-century formulas and date values, and interface values that reflect the century and century changes.

                    (t) No Finder's Fee or Brokerage Commission. No EFD Entity nor any Shareholder has any obligation to pay a finder's fee or brokerage commission in connection with the transactions contemplated by this Agreement.

                    (u) No Other Representations or Warranties. Nordson acknowledges that the representations and warranties made in this Section 5 are the sole representations and warranties of the EFD Parties made hereunder, and the only representations and warranties upon which Nordson will be permitted to rely.

         6. Representations and Warranties by Nordson. Nordson represents and warrants to the Shareholders, as follows:

                    (a) Organization; Standing; Corporate Power. Nordson is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and has the necessary corporate power to execute and deliver this Agreement and to perform its obligations under this Agreement.

                    (b) Authority. This Agreement been duly authorized by all necessary corporate action on the part of Nordson.

                    (c) No Conflict. Neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated by this Agreement, will (i) violate, conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any agreement or commitment (including any commitment made in connection with a proposed sale or other disposition of Nordson, whether through a sale of assets or stock, a merger, or other business combination) to which Nordson is a party or by which it may be bound, (ii) violate any law, rule, or regulation, or any judgment, decree, or order, of any court or other governmental body, applicable to Nordson, (iii) result in any Encumbrance upon any of the assets of Nordson, or (iv) violate or be in conflict with any provision of the articles of incorporation or regulations of Nordson.

                    (d) Financing. Nordson has sufficient borrowing capacity to finance the payment of the purchase price.

                    (e) No Finder's Fee or Brokerage Commission. Nordson has no obligation to pay a finder's fee or brokerage commission in connection with the transactions contemplated by this Agreement.

         7. Covenants.

                    (a) By the Shareholders. From the date of this Agreement to the Effective Time, except as expressly provided in this Agreement or as otherwise agreed in writing by Nordson, the Shareholders will:

                  (i) Operate Businesses in Ordinary Course; Maintain Business Relationships; Etc. Cause each EFD Entity (A) to operate its business in the ordinary course, as previously and ordinarily conducted, (B) to use all reasonable efforts to maintain its relationships with employees, distributors, sales representatives, customers, suppliers, and others with whom it has business relations, (C) not to declare, pay, or agree to declare or pay any dividends, except as provided in Section 7(f), (D) not to redeem or agree to redeem any EFD Shares or other equity interests in any EFD Entity, (E) not to issue or agree to issue any EFD Shares, any other equity interests in any EFD Entity, or any options, warrants, or other rights to purchase EFD Shares or other equity interest in any EFD Entity, (F) to pay trade creditors in accordance with each EFD Entity's normal credit terms and to collect from account debtors in accordance with each EFD Entity's normal collection practices, (G) not to borrow any funds in amounts exceeding normal working capital requirements, (H) not to change the compensation or benefits (including any severance or change in control benefits) of its directors, officers, or employees, other than normal merit increases to employees who are not directors or officers that are consistent in nature and amount with past practices, (I) not to enter into any contract, lease, or license of the type required to be disclosed pursuant to Section 5(l) (Nordson will promptly respond to a request to consent to any such contract, lease, or license and will not unreasonably withhold its consent), (J) not to make any payments to any of the Shareholders or any person or organization related to them, except for the payment of compensation at existing rates in the ordinary course of business and for the payment of rent under the existing lease for the Real Property, and (K) from time to time to consult with Nordson about material decisions affecting its business. Nordson acknowledges that it has approved in concept an expansion of EFD's Lincoln facilities, although final plans for that expansion have not been completed or approved by Nordson; the Shareholders will not proceed with the expansion without Nordson's approval of such plans, which approval will not be unreasonably withheld.

                  (ii) Assist in Nordson's Investigation. Cause each EFD Entity to continue to furnish Nordson with information about each EFD Entity and its business, assets, and liabilities and to permit Nordson's representatives to review its books and records; to talk with its employees to facilitate consummation of the transactions contemplated hereby and to visit its facilities. Nordson will conduct its investigation in a manner that does not disrupt the business of any EFD Entity and will preserve the confidentiality of all information that it receives from each EFD Entity or the Shareholders.

                  (iii) Patent Matters. Cause each EFD Entity to permit Nordson to work with each EFD Entity in relation to its existing, pending, and proposed patent portfolio (including patents and patents applications) and to assist in the review and preparation of all registrations and filings in connection therewith.

                    (b) By Both Parties.

                  (i) From the date of this Agreement to the Effective Time, unless otherwise agreed in writing by the parties, Nordson and the Shareholders will use all reasonable efforts to satisfy their respective conditions to closing at or before October 30, 2000. Nordson and the Shareholders will notify each other of any event that occurs, or condition that comes to their attention, that may delay the Effective Time or that constitutes a breach of their respective representations and warranties in this Agreement and will use all reasonable efforts to mitigate any such delay or to cure any such breach.

                  (ii) Without limiting the foregoing, Nordson will, and the Shareholders will cause each EFD Entity to, (A) make the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) comply at the earliest practicable date with any request by the Federal Trade Commission or the Department of Justice for additional information or documents under the HSR Act, and (C) cooperate with the other party in connection with making any filing under the HSR Act and in connection with the resolution of any investigation or other inquiry by the Federal Trade Commission, the Department of Justice, or any other governmental authority.

                  (iii) Each party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 4, 5 or 6. No disclosure by any party pursuant to this Section 7(b)(iii), however, shall be deemed to prevent or cure any misrepresentation or breach of warranty.

                    (c) No Shop. The Shareholders will not, and will cause each EFD Entity and each EFD Entity's directors, officers, employees, agents, and advisors not to, solicit offers from, negotiate with, execute agreements with, or provide non-public information to, any party other than Nordson with respect to the possible sale or other disposition of any EFD Entity, whether through a sale of stock or assets, a merger, or other business combination. The Shareholders will, and will cause each EFD Entity and its directors, officers, employees, agents, and advisors to, cease any current discussions with any party other than Nordson concerning any such sale or other disposition.

                    (d) Employment Agreements; Carter Consulting Agreement. At the Effective Time, each of the persons listed on Exhibit 7(d)(i) - List of Employees with Employment Agreements will enter into an employment agreement with EFD in the form of Exhibit7(d)(ii) - Form of Employment Agreements (the "Employment Agreements"), and Mr. Carter and EFD will enter into a consulting agreement in the form of Exhibit 7(d)(iii) - Carter Consulting Agreement (the "Carter Consulting Agreement").

                    (e) Section 338(h)(10) Election.

                  (i) Each of the EFD Entities and the Shareholders will join with Nordson in making an election under Section 338(h)(10) of the Code (and any corresponding election under state and local tax laws) with respect to the purchase and sale of the EFD Shares under this Agreement. Nordson and the Shareholders agree that, for federal and state Tax purposes, the purchase and sale of the EFD Shares pursuant to this Agreement will be treated as a purchase and sale of the assets of each EFD Entity in accordance with the provisions of Code Section 338 generally and Code Section 338(h)(10) specifically. The Shareholders will include any income, gain, loss deduction, or other Tax item resulting from the Section 338(h)(10) election on their Tax returns to the extent required by law.

                  (ii) The EFD Entities and the Shareholders will not revoke EFD's election to be taxed as an S corporation under Sections 1361 and 1362 of the Code and will not take any action (other than a sale of the EFD Shares under this Agreement) that would result in the termination of EFD's or EFDI's status as an S corporation.

                  (iii) Nordson and the Shareholders agree that the fair market value of the assets of each EFD Entity for purposes of allocating the consideration to be paid for, and the amount realized on the sale of, the assets of the EFD Entities (the "Assets") in accordance with the provisions of Code Sections 1060(a) and 338(b)(5) will be as set forth in Exhibit 7(e) - Allocation of Purchase Price for Tax Purposes. The fair market valuations of the Assets agreed upon pursuant to this Section 7(e) will be the fair market valuations of such Assets for Tax purposes and will be binding upon the Shareholders and Nordson as provided in this Agreement.

                  (iv) Neither the Shareholders nor Nordson will take a position in any tax proceeding, tax audit or otherwise inconsistent with the fair market values described in the preceding paragraph; provided, however, that nothing contained herein will require the Shareholders or Nordson to contest any challenge to such values beyond, or otherwise than by the exhaustion of, administrative remedies before any taxing authority or agency, and neither the Shareholders nor Nordson will be required to litigate before any court any proposed deficiency or adjustment by taxing authority agency which challenges such fair market values. In the event that any claim is made by any taxing authority against either Nordson or any EFD Entity on the one hand, or the Shareholders, on the other hand, that, if successful, would have the effect of altering such fair market values, then the party that is the subject of such claim (the "Involved Party") will give notice thereof to the other party (the "Other Party") in writing within the ten business days thereof. Thereafter, the Involved Party will consider in good faith any request or suggestion by the Other Party for any conference, hearing or proceeding relating to such contest, will (to the extent it is feasible to do so) permit the Other Party to participate therein at such Other Party's expense, will not object to such Other Party's submission of briefs and memoranda of law relating thereto, and will provide the Other Party with any relevant information reasonably requested by such Other Party.

                  (v) Nordson and the Shareholders each agree to prepare and file (and cause the EFD Entities to file, as applicable) all Internal Revenue Service forms and the required schedules thereto, and all requisite state and local forms and schedules (the "Forms") required to be filed by either or both of them (or any EFD Entity) providing for treatment of the purchase and sale of the EFD Shares as purchases and sales of Assets in accordance with the provisions of this Section 7(e). Nordson will request in writing from the Shareholders, or the Shareholders will request in writing from Nordson, any information (reasonably within the knowledge or possession of the Person from whom requested) necessary to complete the Forms, which information will be provided no later than thirty days following any such request. All such Forms will be prepared consistent with the fair market valuations of the Assets determined under this Section 7(e).

                    (f) Excluded Assets. Prior to the Effective Time, the Shareholders will cause EFD (or the appropriate EFD Entity) to sell to the appropriate Shareholders or their assignees those assets listed on Exhibit 3(a)(i) - Excluded Assets, and to distribute all of the cash and cash equivalents to the Shareholders as dividends. Any liability of the EFD Entities (whether for Taxes or otherwise) resulting from such transfer will be included as a liability in the Effective Time Statement.

                    (g) Environmental Matters.

                  (i) Environmental Audits; Remediation. Prior to the execution and delivery of this Agreement, phase II environmental audits were completed with respect to all of the Real Property at Nordson's expense. Copies of the audit reports are attached as Exhibit 7(g)(i) - Environmental Audit Reports (the "Audit Reports"). Such reports disclosed levels of arsenic at the Owned Real Estate located at 823-825 Waterman Avenue, East Providence, Rhode Island and 977 and 985 Waterman Avenue, East Providence, Rhode Island in excess of reportable levels under regulations issued by the Rhode Island Department of Environmental Management (the "DEM"). EFD shall report such conditions to DEM as required by such DEM regulations. Notwithstanding any provisions in this Agreement to the contrary, any action taken by DEM in respect of or in response to such reporting shall not constitute a Material Adverse Change or other condition to Nordson's obligation to complete the purchase of the EFD Shares under this Agreement.

                  (ii) Environmental Insurance. Nordson has received a binder from Indian Harbor Insurance Company to provide insurance against certain environmental risks (the "Environmental Insurance"). The terms of the Environmental Insurance are as set forth in the binder attached to Exhibit 7(g)(ii) - Terms of Environmental Insurance. Such coverage is conditional only on consummation of the transactions contemplated hereby and payment of the premium therefor. Nordson and EFD will each pay one-half (1/2) of the premium for the Environmental Insurance. Subject to the limitation in Section 13(c), the Shareholders and Nordson will share equally the amount of the deductible for the Environmental Insurance, but only as and to the extent that Nordson or EFD incurs losses, liabilities, or claims of the type that would have been covered by the Environmental Insurance but for the deductible. Except for its share of the premium and deductible for the Environmental Insurance, the Shareholders will have no liability to Nordson or EFD for environmental losses, liabilities, or claims, other than those covered by Section 7(g)(iii).

                  (iii) Liability to Employees for Exposure to Hazardous Materials and Substances. Subject to the limitations in Sections 12, 13(c), 13(d), 13(e) and 13(g), the Shareholders will jointly and severally indemnify Nordson against any Losses (as defined in Section 13(a)) incurred by Nordson or EFD arising out of any exposure, prior to the

Effective Time, of any employee of an EFD Entity to hazardous materials or other substances during the course of his or her employment with EFD. Nordson and EFD will be solely responsible for any Losses arising out of any such exposure after the Effective Time.

                    (h) Nordson's Covenants.

                  (i) Director and Officer Indemnification. Nordson agrees that all rights to indemnification existing in favor of the present or former directors, officers and employees of any EFD Entity (as such) or present or former directors of any EFD Entity serving or who served at any EFD Entity's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in such EFD Entity's charter or bylaws as in effect on the date hereof, with respect to matters occurring at or prior to the Effective Time, will survive the Effective Time and will continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of not less than the statutes of limitations applicable to such matters, and Nordson will comply fully with its obligations hereunder and cause each EFD Entity to comply with its obligations thereunder. In addition, Nordson will (or will cause each EFD Entity to) periodically advance expenses as incurred with respect to the foregoing (including with respect to any action to enforce rights to indemnification or the advancement of expenses) to the fullest extent permitted under applicable law; provided, however, that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding the foregoing, no Shareholder will be entitled to indemnification from the EFD Entity for claims arising out of breach of this Agreement or claims as to which such Shareholder is obligated to make an indemnification payment under Section 13.

                  (ii) EFD Insurance. For a period of eighteen (18) months following the Effective Time, Nordson will cause each of the EFD Entities to continue in full force and effect those insurance policies listed on Schedule 7(h)(ii)- Insurance Policies (the "Insurance Policies"), except that Nordson or any EFD Entity may modify or replace any Insurance Policy if such modification or replacement policy provides (A) a comparable or greater scope of coverage,
(B) comparable or greater policy limits, and (C) a comparable or lower deductible.

                  (iii) Payment of Accrued Bonuses. EFD pays annual incentive bonuses to employees, and Schedule 5(n) sets forth the names of the executive and managerial employees entitled to receive these bonuses for year 2000 and the amount of the bonus accrued for each of them through the Effective Time. Schedule 5(n) also includes an estimate of the aggregate bonuses payable to all other employees of the EFD Entities. At the instruction of the Shareholders, Nordson will cause EFD to pay some, all or none of these accrued bonuses immediately prior to the Effective Time. The Effective Time Statement will include an accrual in the amount of the accrued bonuses. Any accrued bonuses not paid prior to the Effective Time will be paid as soon as practicable after the Effective Time.

                  (iv) Employee Benefits. For a period of three (3) years following the Effective Time, Nordson will cause each of the EFD Entities to maintain the benefit plans and arrangements listed on Schedule 5(n) (other than plans and arrangements relating to cash compensation and bonuses), except that Nordson or any EFD Entity may replace or modify any such plan or arrangement so long as such replacement or modification does not result in a decrease in benefits, in the aggregate, provided to the employees who participate in such plan or arrangement.

                  (v) Phantom Stock. Immediately prior to the Closing, Nordson will transfer the aggregate amount of $27,258,665.90 to EFD, and EFD will pay to each holder of Phantom Stock of EFD (a "Phantom Stock Holder") the amount set forth opposite his or her name on Exhibit 7(h)(v) - Payments to Holders of Phantom Stock.

                  (vi) Access to Records. Nordson will, and will cause each of the EFD Entities to, allow the Shareholders and their representatives to have access to and obtain copies of all records reasonably necessary to allow the Shareholders to prepare and file Tax returns with respect to the operations of the EFD Entities for the period ending on the Effective Time.

                  (vii) Arrangements with Contract Fusion. Nordson will cause EFD to maintain for up to three (3) years, including all renewal options, from the Effective Time, renewable annually during such three-year period at the option of Contract Fusion, Inc. ("CFI"), on terms no less favorable to CFI than as exist as of the date of this Agreement, the arrangements with CFI with respect to (A) its lease of the facilities at 977 Waterman Avenue described on
Schedule 5(e)(iii) (the language concerning termination of such lease upon a change of control notwithstanding), (B) administrative services, as described on
Schedule 5(l)(vii), (C) the Distributor Agreement set forth on Schedule 5(l)(ii) and (D) the intercompany pricing described on Schedule 5(l)(vii), consistent with EFD's past practice. CFI is an intended third party beneficiary of this covenant.

         8. Nordson's Conditions to Closing. Nordson's obligation to complete the purchase of the EFD Shares under this Agreement is conditioned upon the satisfaction or waiver by Nordson of the following conditions:

                    (a) Performance of Obligations. The Shareholders have performed in all material respects the obligations under this Agreement that are to be performed by them at or before the Effective Time.

                    (b) Representations and Warranties Are True. The representations and warranties made by the Shareholders in this Agreement continue to be true in all material respects on the Effective Time as though they were made as of the Effective Time, without giving effect to any supplemental disclosure pursuant to Section 7(b)(iii), and Nordson has received from the Shareholders a certificate to this effect dated as of the Effective Time.

                    (c) HSR Act. The waiting period or periods under the HSR Act have expired or been terminated early, and neither the Federal Trade Commission, the Justice Department, or any other governmental authority has advised Nordson that it will seek to enjoin the sale of the EFD Shares to Nordson under this Agreement, require any significant divestiture by Nordson or any EFD Entity, or impose restrictions on the operation of any business by Nordson or any EFD Entity.

                    (d) Consents and Approvals. All material consents and approvals of third parties, including governmental authorities, required in connection with the sale of the EFD Shares to Nordson under this Agreement have been obtained.

                    (e) Employment Agreements; Carter Consulting Agreement; Employee Agreements. Those individuals listed on Exhibit 7(d)(i) have executed and delivered to EFD the Employment Agreements, Mr. Carter has executed and delivered to EFD the Carter Consulting Agreement and standard Nordson employee agreements have been signed by substantially all other employees of the EFD Entities in the following positions: marketing, sales, engineering, research and development, and salaried supervisory and managerial personnel.

                    (f) Environmental Insurance. Nordson has obtained the Environmental Insurance on the terms set forth in Exhibit 7(g)(ii).

                    (g) Releases from Phantom Stock Holders. Each Phantom Stock Holder has executed and delivered to Nordson and each of the EFD Entities a release substantially in the form attached as Exhibit 8(g) - Form of Phantom Stock Release.

         9. The Shareholders' Conditions to Closing. The Shareholders' obligation to complete the sale of shares under this Agreement is conditioned upon the satisfaction or waiver by the Shareholders of the following conditions:

                    (a) Performance of Obligations. Nordson has performed in all material respects the obligations under this Agreement that are to be performed by it at or before the Effective Time.

                    (b) Representations and Warranties Are True. The representations and warranties made by Nordson in this Agreement continue to be true in all material respects as of the Effective Time as though they were made at the Effective Time, without giving effect to any supplemental disclosure pursuant to Section 7(b)(iii), and the Shareholders have received from Nordson a certificate to this effect dated as of the Effective Time.

                    (c) Employment Agreements; Carter Consulting Agreement. Nordson has executed and delivered to those individuals listed on Exhibit 7(d)(i) the Employment Agreements, and Nordson has executed and delivered to Mr. Carter the Carter Consulting Agreement.

                    (d) HSR Act. The waiting period or periods under the HSR Act have expired or been terminated early, and neither the Federal Trade Commission, the Justice Department, or any other governmental authority has advised any EFD Entity that it will seek to enjoin the sale of the EFD Shares to Nordson under this Agreement, require any significant divestiture by Nordson or any EFD Entity, or impose restrictions on the operation of any business by Nordson or any EFD Entity.

                    (e) Environmental Insurance. Nordson has obtained the Environmental Insurance on the terms set forth in Exhibit 7(g)(ii).

                    (f) Releases from Phantom Stock Holders. Each Phantom Stock Holder has executed and delivered to Nordson and each of the EFD Entities a release substantially in the form attached as Exhibit 8(g) - Form of Phantom Stock Release.

         10. Closing; Effective Time.

                    (a) The closing of the sale and purchase of shares pursuant to this Agreement will occur within five business days after all of the conditions to closing have been satisfied or waived, but not earlier than October 30, 2000, and will be effective as of the opening of business on that date or such other date and time as the parties may agree (the "Effective Time"). As of the Effective Time, upon satisfaction or waiver of the conditions to closing, Nordson will pay the Shareholders' Portion, by wire transfer to an account designated by each Shareholder and will pay EFD the portion of the Purchase Price to be paid to the holders of Phantom Stock by wire transfer to an account designated by EFD, upon receipt of the following:

                  (i) certificates for all of the outstanding EFD Shares, duly endorsed for transfer to Nordson or accompanied by duly executed stock powers; and

                  (ii) the corporate minute, stock transfer, and other books and records of each EFD Entity (duly written up to date).

                    (b) The parties will execute and deliver all other documents, and take all further actions, necessary to complete the sale and purchase of shares and to carry out the other transactions contemplated by this Agreement.

                    (c) The parties acknowledge that time is of the essence and, therefore, agree to use all reasonable efforts to complete the sale and purchase of shares on or before October 30, 2000. Any party may terminate this Agreement if the Effective Time does not occur on or before October 30, 2000, unless the delay in the Effective Time results from the failure, by the party seeking to terminate this Agreement, to perform its, his, or her obligations under this Agreement. Subject to the provisions of Sections 10(d) and (e), termination of this Agreement by any party will not relieve the other party of any liability that he, she, or it may have for a breach of the representations, warranties, or covenants made by him, her, or it in this Agreement.

                    (d) In the event the transactions contemplated by this Agreement are not consummated by October 31, 2000 due to Nordson's breach of its obligations under this Agreement, then the Shareholders shall be entitled to the immediate payment of $5,000,000, plus interest from October 31, 2000 to the date of payment at the Agreed Upon Interest Rate, as liquidated damages (the "Liquidated Damages Amount"), which Liquidated Damages Amount the parties agree is a fair and reasonably measure of the damages that the Shareholders would sustain as a result of such termination. The Shareholders shall be entitled to obtain specific enforcement of payment of the Liquidated Damages Amount, plus attorneys' fees and expenses, in a court of competent jurisdiction.

                    (e) In the event Nordson has terminated this Agreement due to the failure of the condition set forth in Section 8(b), and such failure of condition has not been caused by any action on the part of any of the EFD Parties between the date of this Agreement and the Effective Time, the Agreement shall be null and void and Nordson shall have no further recourse against the Shareholders.

         11. Covenant Not to Compete.

                    (a) For a period of seven (7) years from the Effective Time, none of the Shareholders will: (i) anywhere in the United States or in any other country in which any EFD Entity, Nordson, or any of their subsidiaries sells products, own (except as the owner of not more than five percent of any class of securities listed on a national securities exchange or The Nasdaq Stock Market or comparable or successor market), manage, operate, or control, directly or indirectly, or serve as a director, officer, employee, agent, or consultant of, any business (other than any EFD Entity, Nordson, or any of their subsidiaries) that is engaged (A) in the manufacture or sale of precision adhesive/fluid dispensing systems and industrial grade dispense components or any other products that are similar to, substitutes for, or competitive with equipment or products of any EFD Entity, Nordson, or any of their subsidiaries or (B) in the development of Intellectual Property Rights that are useful in the manufacture of any such equipment or other products, or (ii) solicit any customers of any EFD Entity, Nordson, or any of their subsidiaries for the sale of any such equipment or other products.

                    (b) For a period of seven (7) years from the Effective Time, none of the Shareholders will induce or attempt to induce any employee of any EFD Entity, Nordson, or any of their subsidiaries to leave his or her employment.

         12. Survival of Representations, Warranties, and Covenants. The representations, warranties, and covenants made by Nordson and the Shareholders in this Agreement will survive the sale and purchase of EFD Shares pursuant this Agreement and any investigation or inquiry made by them, although any claim for indemnification with respect to the incorrectness or breach of representations, warranties, or covenants must be brought within the following periods:

                    (a) With respect to any covenants other than the covenants in Sections 5(g) (Accounts Receivable), 5(i) (Title), and 7(g)(ii) and (iii) (Environmental Liability to Employees), without limitation as to time. With respect to the covenants in Sections 5(g), 5(i), and 7(g)(ii) and (iii), within a period of 18 months following the Effective Time.

                    (b) With respect to the representations and warranties in Sections 4 and 5(c), without limitation as to time.

                    (c) With respect to the representations and warranties in
Section 5(p) (Taxes), and with respect to any matter that is fraudulently or deliberately concealed by one party from another (which, in the case of the Shareholders, will mean an intentional, knowing misrepresentation by Mr. or Mrs. Carter), until two months after the lapse of time specified in the applicable statute of limitation.

                    (d) With respect to all representations and warranties not referred to in clause (b) or (c) of this Section 12, within a period of 18 months following the Effective Time.

Any claim brought within the periods described above will continue to survive until it is resolved.

         13. Indemnification.

                    (a) Indemnification by the Shareholders. Subject to the limitations in Sections 12, 13(c), 13(d), 13(e) and 13(g), the Shareholders will jointly and severally indemnify Nordson against any expense, loss, liability, or claim (including attorneys' fees and reimbursable expenses) (each a "Loss" and, collectively, "Losses") incurred by Nordson or any EFD Entity by reason of (i) the incorrectness of any of the representations or warranties made by the Shareholders in this Agreement, (ii) the failure of the representations or warranties made by the Shareholders in this Agreement (except those that speak as of a specific date) to continue to be true as of the Effective Time as though they were made on the Effective Time, (iii) the breach by the Shareholders of any of the covenants made by the them in this Agreement, or (iv) any obligation to the Phantom Stock Holders as such, including the method of determining the amount payable to each of them.

                    (b) Indemnification by Nordson. Subject to the limitations in Sections 12 and 13(c) and 13(d), Nordson will indemnify the Shareholders against any Losses incurred by the them by reason of (i) the incorrectness of any of the representations or warranties made by Nordson in this Agreement, (ii) the failure of the representations or warranties made by Nordson in this Agreement (except those that speak as of a specific date) to continue to be true as of the Effective Time as though they were made on the Effective Time, or
(iii) the breach by Nordson of any of the covenants made by Nordson in this Agreement.

                    (c) Deductible. Nordson will not be entitled to indemnification under Section 13(a)(i) or Section 13(a)(ii) for the incorrectness of any of the representations or warranties made by the Shareholders in this Agreement, and the Shareholders will not be entitled to indemnification under Section 13(b)(i) or Section 13(b)(ii) for the incorrectness of any of the representations or warranties made by Nordson in this Agreement or for breach of any of the covenants in Sections 5(g), 5(i) and 7(g)(ii) and (iii), except to the extent that the aggregate amount of the Losses for which it or they would otherwise be entitled to indemnification under such sections of this Agreement exceeds Three Hundred Thousand Dollars ($300,000.00); any payments in respect of Nordson's or the Shareholders' portion of the deductible for Environmental Insurance pursuant to Section 7(g)(ii) will be counted in determining whether this Three Hundred Thousand Dollar ($300,000.00) deductible has been exhausted with respect to Nordson and the Shareholders, respectively. This limitation does not apply to indemnification for breach of any of the covenants made by Nordson or the Shareholders in this Agreement, including the covenant to indemnify Nordson under Section 13(a)(iii) and 13(a)(iv), but excluding the covenants in Sections 5(g), 5(i), and 7(g)(ii) and
(iii). This limitation does not apply to indemnification for breach of the representations and warranties in Section 4.

                    (d) Cap. The Shareholders will not be required to pay indemnification under this Agreement in an aggregate amount that exceeds Forty Million Dollars ($40,000,000.00). Any amount set-off by Nordson pursuant to
Section 13(f) and any amounts paid by the Shareholders with respect to the deductible for the Environmental Insurance or in respect of the premiums for Environmental Insurance will be counted in determining whether this cap has been reached. Any indemnification to which Nordson may be entitled by reason of a breach of the representations and warranties in
Section 4, and any indemnification to which Nordson may be entitled under
Section 13(a)(iv), will not be counted in determining whether this cap has been reached. Any obligation of Nordson to indemnify the Shareholders under this Agreement for breach of the representations and warranties made by Nordson to the Shareholders will not exceed the amount of, and may be satisfied in full by the payment of, any portion of the purchase price that has yet to be paid to the Shareholders under Section 2. There shall be no limit to the obligation of Nordson to indemnify the Shareholders for breach of any of the covenants made by Nordson in this Agreement.

                    (e) Insurance. In determining the amount of any Loss for which a party is entitled to indemnification under this Agreement, the gross amount of the Loss will be reduced by the proceeds of any insurance collected by that party with respect to the Loss, including without limitation, in the case of indemnification under Section 7(g)(iii), the proceeds of any workers' compensation or other insurance. Nordson will be required to recover from available insurance policies reimbursement on any Loss prior to seeking indemnification for such Loss from the Shareholders under this Agreement.

                    (f) Right to Set-Off. Nordson will be entitled to set-off, against the amounts that it is required to pay to the Shareholders under Section 2(d), the amount of any indemnification to which it is entitled under this Agreement. Nordson will give written notice to the Shareholders of any such set-off, and the Shareholders will have the right to contest any such set-off within 30 days after receipt of the notice of set-off. If the Shareholders so elect, they will have the right to submit the matter to arbitration in accordance with Section 14(e). If the Shareholders contest any such set-off, Nordson will, at the request of the Shareholders, deposit the disputed amount in escrow with Chase Manhattan Trust Company, National Association, or another escrow agent agreed to by the parties, pursuant to an escrow agreement that is on terms acceptable to the parties. The fees and expenses of any such escrow agent will be borne by the parties so that the Shareholders' share of such fees and expenses equals the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses and (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Shareholders, and the denominator of which is the total value in dispute, and Nordson will bear the balance of such fees and expenses.

                    (g) Recovery from Trusts. Nordson will seek to recover indemnification from the Trusts, over and above any set-off under Section 13(f), only if and to the extent that it is unable, after having used commercially reasonable efforts, to recover the full amount of the indemnification from Mr. Carter and Mrs. Carter; for this purpose, "reasonable commercial efforts" do not include the initiation of any action, suit or proceeding other than arbitration under Section 14(e). Mr. Carter and Mrs. Carter will, as trustees of the Trusts, cause the Trusts to retain an aggregate of $25,000,000 in the Trusts until at least eighteen (18) months after the Effective Time.

                    (h) Notice of Third-Party Claims. If a third party asserts a claim for which any of the parties is entitled to indemnification under Section 5(g), 5(i), 7(g)(ii) or (iii), or 13 (the "Indemnified Party"), the party against whom the claim is asserted will give prompt notice of the claim to the party required to pay the indemnification (the "Indemnifying Party"). The failure to give any such notice will not, however, relieve the Indemnifying Party of his, her, or its obligation to indemnify the Indemnified Party, except to the extent such failure to give notice has been prejudicial to the Indemnifying Party. The Indemnifying Party will have the right to assume control of the defense against the claim, at his, her, or its expense, and to compromise and settle the claim; except that, the Shareholders may not, without the prior written consent of Nordson, compromise or settle any claim in a manner that would impair the value of any assets or rights of Nordson or any EFD Entity or that would interfere with the continued operation of their respective businesses; provided further that the Indemnifying Party will not agree to any settlement of such third-party claim which does not include an unconditional release of the Indemnified Party by the third-party claimant on account thereof, provided that no such release of the Indemnified Party needs to be obtained if the Indemnified Party does not provide a corresponding release of the third-party claimant with respect to such third-party claim. If the Indemnifying Party does not assume the defense of the third-party claim pursuant to this
Section 13(h), the Indemnified Party will have the right to assume the defense of the claim; the Indemnified Party will also have the right to settle the claim, but only if (i) the Indemnified Party notifies the Indemnifying Party of its intention to settle the claim and of the material terms of any proposed settlement, (ii) the Indemnifying Party does not notify the Indemnified Party in writing of the Indemnifying Party's election to assume the defense of the third-party claim within ten (10) days after receipt of such notice of intention to settle and promptly thereafter takes appropriate action to implement such defense, (iii) the terms of the settlement are not materially inconsistent with those set forth in such notice of intention to settle, and (iv) the settlement includes an unconditional release of the Indemnifying Party by the third-party claimant on account thereof, provided that no such release of the Indemnifying Party needs to be obtained if the Indemnifying Party does not provide a corresponding release of the third-party claimant with respect to such third-party claim. Notwithstanding the foregoing, Nordson and EFD will have the right to settle any warranty claims that arise in the ordinary course of business, without notice to or consent by the Shareholders, provided that Nordson's settlement of these warranty claims is consistent with the way in which EFD has settled similar claims prior to the Effective Time. The Indemnifying Party and the Indemnified Party will use all reasonable efforts to cooperate fully with respect to the defense of any third-party claim covered by this Section 13(h).

                    (i) Sole and Exclusive Remedy. The sole and exclusive remedies of Nordson as against any of or all of the Shareholders, and the sole and exclusive liability of the Shareholders to Nordson (and/or after the Closing to the EFD Entities), with respect to any obligation, matter or claim arising out of or relating to this Agreement will be the provisions of Sections 5(g), 5(i), 7(g)(iii), and 13. The sole and exclusive remedies of the EFD

Parties as against Nordson, and the sole and exclusive liability of Nordson to the EFD Parties, with respect to any obligation, matter or claim arising out of or relating to this Agreement will be the provisions of Sections 2, 7(g), and 13.

         14. Miscellaneous.

                    (a) Expenses. Except as otherwise provided in Sections 3(b), 7(g), 13(f), and 14(e), each of the parties will pay its, his, or her own expenses incurred in connection with the negotiation, execution, and performance of this Agreement and the completion of the transactions contemplated by this Agreement, including fees and reimbursable expenses of counsel, accountants, and other advisors. Without limiting the foregoing, Nordson will be responsible for all fees and expenses associated with the audit of the financial results of the EFD Entities for the ten-month period ended October 29, 2000.

                    (b) "Best Knowledge of the EFD Parties". For purposes of this Agreement, the phrase "best knowledge of the EFD Parties" means the actual knowledge of any of the following: Mr. Carter, Mrs. Carter, Harry Baird, Tom O'Connell, Larry Hoover, Steve Lord, Roman Skonieczny, and, with respect to accounting and legal matters, the independent accountant and legal counsel of the appropriate EFD Entity.

                    (c) Entire Agreement. This Agreement and its Exhibits and Schedules contain the entire understanding among Nordson and the Shareholders on their subject matter, and there are no representations, warranties, or covenants by or among them other than those set forth in this Agreement and its Exhibits and Schedules.

                    (d) Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefit of that term or condition.

                    (e) Governing Law; Dispute Resolution; Appointment of Shareholder Representative.

                  (i) The validity, interpretation, and enforceability of this Agreement will be governed by the laws of the State of Rhode Island. In the event of a dispute regarding this Agreement or the transactions contemplated by it, the parties will use all reasonable efforts to resolve the dispute on an amicable basis. If the dispute is not resolved on that basis within a 60 days, any party may refer the dispute (other than a dispute that is covered by Section 3(b)) for resolution by one arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration will take place at Providence, Rhode Island. Except as provided in Section 3(b) and 13(f), the prevailing party in any dispute under this Agreement will be entitled to recover from the non-prevailing party the fees and expenses of counsel to the prevailing party.

                  (ii) The Shareholders hereby appoint Mr. Carter as their representative in connection with this Agreement, with full authority, for and on their behalf, to give and receive notices and to compromise and settle any dispute regarding this Agreement or the transactions contemplated by it. Without limiting the foregoing, Mr. Carter has the authority to resolve issues regarding any purchase price adjustment under Section 3, any indemnification claim under Sections 7(g) and 13 (including third-party claims), and any arbitration under
Section 14(e)(i). Mr. Carter hereby accepts such authorization and appointment, provided that he will have no duty or liability whatsoever to Nordson in his capacity as such representative. In addition, the Shareholders agree that Mr. Carter will have no personal liability to the Shareholders for any action taken hereunder or for any omission to act where such action or omission is not the result of gross negligence or willful misconduct on the part of Mr. Carter. Mr. Carter's authority will continue until the earlier of his death or the revocation of his authority in a writing signed by Shareholders that, immediately prior to the Effective Time, owned a majority of the voting EFD Shares. Nordson may rely upon Mr. Carter's continued authority until it receives written notice of Mr. Carter's death or the revocation of his authority. Upon the receipt of written evidence satisfactory to Nordson to the effect that a substituted representative has been appointed to act as representative of the Shareholders hereunder by reason of Mr. Carter's death or the revocation of his authority, Nordson will be entitled to rely on such substituted representative to the same extent as it was theretofore entitled to rely upon Mr. Carter with respect to the matters covered by this Section 14(e)(ii). Such substituted representative need not be a Shareholder in his or her individual capacity, provided he or she is a trustee of, or has a beneficial interest in, one of the Trusts.

                    (f) Notices. Any notice or other communication required or permitted under this Agreement will be adequately given when it is personally delivered; when it is sent by fax, with confirmation of receipt; or one day after it is sent by overnight courier paid by the sender, and addressed as follows:

To Nordson at:

         Nordson Corporation
         28601 Clemens Road
         Westlake, Ohio 44145
         Fax no.:  (440) 892-9253
         Attn: Robert Veillette
         Assistant General Counsel
with a copy to:

         James Carlson, Esq.
         Thompson Hine & Flory LLP
         3900 Key Tower
         127 Public Square
         Cleveland, OH  44114
         Fax no.: 216-566-5800

To the Shareholders:

         c/o Mr. John S. Carter, Jr.
         201 Arlington Avenue
         Providence, RI  02906

with a copy to:

         Richard G. Small, Esq.
         Edwards & Angell, LLP
         2800 BankBoston Plaza
         Providence, RI  02903
         Fax no.:  401-276-6611

Any party may change the address or fax number to which notices or other communications are to be given by furnishing the other party with written notice of the change.

                    (g) Confidentiality. Nordson agrees that it and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of any EFD Entity or the Shareholders, all data and information about the business of the EFD Entities disclosed to them by the EFD Parties in connection with the transactions contemplated by this Agreement (except for any date or information that is publicly available or is disclosed to them by a source other than an EFD Party without a duty of confidentiality to any EFD Party). If the transactions contemplated by this Agreement are not consummated, Nordson will, upon request by the Shareholders, return to the Shareholders or destroy any written documents in Nordson's possession that include such data or information, including worksheets, reports, lists, memoranda, and other documents prepared by or made available to Nordson.

                    (h) Notices to Third Parties and Publicity. All notices to third parties and publicity concerning the transaction contemplated by this Agreement will be jointly planned and coordinated by Nordson and the Shareholders. No party may act in this regard without the prior consent of the others; however, this consent will not be unreasonably withheld.

                    (i) Assignment. Neither of the parties may assign this Agreement without the prior written consent of the other party.

                    (j) Table of Contents; Preamble; Headings. The Table of Contents, the preamble to this Agreement, and the headings used in this Agreement are for convenience of reference only and are not intended to affect the interpretation of this Agreement.

              [The rest of this page is left blank intentionally.]

                  IN WITNESS WHEREOF, Nordson and the Shareholders have executed this Agreement on the date first written above.

                                           NORDSON CORPORATION


                                           By: /s/ Edward P. Campbell
                                              -------------------------------
                                               Edward P. Campbell
                                               President and Chief Executive
                                                 Officer


                                           /s/ John S. Carter, Jr.
                                           ----------------------------------
                                           JOHN S. CARTER, JR.


                                           /s/ Letitia M. Carter
                                           ----------------------------------
                                           LETITIA M. CARTER


                                           TRUST 1988 FBO JOHN S. CARTER, III


                                           By: /s/ John S. Carter, Jr.
                                              -------------------------------
                                               John S. Carter, Jr.
                                               Trustee


                                           TRUST 1988 FBO KATHERINE MARTINEZ


                                           By: /s/ John S. Carter, Jr.
                                              -------------------------------
                                               John S. Carter, Jr.
                                               Trustee


                                           TRUST 1988 FBO PAMELA ROWE


                                           By: /s/ John S. Carter, Jr.
                                              -------------------------------
                                               John S. Carter, Jr.
                                               Trustee

                                           TRUST 1988 FBO ELISABETH CARTER


                                           By: /s/ John S. Carter, Jr.
                                              -------------------------------
                                               John S. Carter, Jr.
                                               Trustee


                                           TRUST 1991 FBO JOHN CARTER, III


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee


                                           TRUST 1991 FBO KATHERINE MARTINEZ


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee


                                           TRUST 1991 FBO PAMELA ROWE


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee


                                           TRUST 1991 FBO ELISABETH CARTER


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee

                                           TRUST 1991 FBO JULIA MARTINEZ


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee


                                           TRUST 1991 FBO MARGARET MARTINEZ


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee


                                           TRUST 1994 JOHN CARTER, GRANTOR


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee


                                           TRUST 1994 LETITIA CARTER, GRANTOR


                                           By: /s/ John S. Carter, Jr.
                                              -------------------------------
                                               John S. Carter, Jr.
                                               Trustee


                                           TRUST 1996 KATHERINE MARTINEZ,
                                             GRANTOR


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee

                                           TRUST 1996 PAMELA ROWE, GRANTOR


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee


                                           TRUST 1996 JOHN CARTER III, GRANTOR


                                           By: /s/ Letitia M. Carter
                                              -------------------------------
                                               Letitia M. Carter
                                               Trustee


                                           TRUST 1996 ELISABETH CARTER, GRANTOR


                                           By: /s/ John S. Carter, Jr.
                                              -------------------------------
                                               John S. Carter, Jr.
                                               Trustee


                                           TRUST 1996 LETITIA CARTER, GRANTOR


                                           By: /s/ John S. Carter, Jr.
                                              -------------------------------
                                               John S. Carter, Jr.
                                               Trustee

                              INDEX OF DEFINITIONS

                                                                   Page
                                                                   ----

Agreed Upon Interest Rate                                            2
Assets                                                              21
Audit Reports                                                       23
Best knowledge of the EFD Parties                                   33
Carter Consulting Agreement                                         21
CFI                                                                 25
Code                                                                16
Computer Software and Databases                                     17
December 31, 1999 Balance Sheet                                      3
Dosage                                                               1
EFD                                                                  1
EFD Entities                                                         1
EFD Parties                                                          5
EFD Shares                                                           1
EFDI                                                                 1
Effective Time                                                      28
Effective Time Statement                                             4
Effective Time Tangible Net Equity                                   4
Employment Agreements                                               21
Encumbrance                                                         10
Environmental Insurance                                             23
Financial Statements                                                 6
Forms                                                               22
GAAP                                                                 3
HSR Act                                                             20
Indemnified Party                                                   32
Indemnifying Party                                                  32
Initial Purchase Price Adjustment Payment                            2
Intellectual Property Rights                                        15
Involved Party                                                      22
July 31, 2000 Balance Sheets                                         6
Lease                                                                7
Leased Real Property                                                 7
Losses                                                              30
Material Adverse Change                                             10
Mr. Carter                                                           1
Mrs. Carter                                                          1
Nordson                                                              1
Other Party                                                         22
Owned Real Property                                                  7

Peg Amount                                                           4
Phantom Stock Holder                                                25
Preliminary Effective Time Statement                                 3
Real Property                                                        7
Returns                                                             16
Shareholders                                                         1
Shareholders' Portion                                                1
Taxes                                                               17
Trust                                                                1


                                LIST OF EXHIBITS

                                                                   Page
                                                                   ----

1 - Purchase Price Allocation                                        5
3(a)(i) - Excluded Assets                                            7
7(d)(i) - List of Employees with Employment Agreements              17
7(d)(ii) - Form of Employment Agreements                            17
7(d)(iii) - Carter Consulting Agreement                             17
7(e) - Allocation of Purchase Price for Tax Purposes                18
7(g)(i) - Environmental Audit Reports                               19
7(g)(ii) - Terms of Environmental Insurance                         19
7(h)(v) - Payments to Holders of Phantom Stock                      20
8(g) - Form of Phantom Stock Release                                22


                                LIST OF SCHEDULES

                                                                   Page
                                                                   ----

5(a) - Organization; Directors and Officers                          5
5(b) - Conflicts                                                     5
5(c) - Capitalization                                                6
5(d) - Financial Statements                                          6
5(e)(i) - Owned Real Estate                                          6
5(e)(ii) - Leases                                                    7
5(e)(iii) - Exclusive Possession of Owned Real Property              7
5(h) - Certain Changes                                               9
5(i) - Title Matters                                                 9
5(j) - Litigation                                                   10
5(k) - Product Warranties                                           10
5(l) - Contract List                                                10

5(m) - Intellectual Property                                        11
5(n) - Employee Benefits                                            12
5(p) - Tax Matters                                                  13
5(s) - Computer Software and Databases                              14
7(h)(ii) - Insurance Policies                                       20